Exhibit 3.2

CERTIFICATE OF AMENDMENT

TO THE

RESTATED

CERTIFICATE OF INCORPORATION

OF

SPRING BANK PHARMACEUTICALS, INC.

Spring Bank Pharmaceuticals, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), hereby certifies as follows:

A. The name of the Corporation is Spring Bank Pharmaceuticals, Inc., and the original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on May 12, 2008. A Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on May 11, 2016 (the “Prior Certificate”). A certificate of Amendment to the Prior Certificate was filed with the Secretary of State of the State of Delaware on November 20, 2020.

B. This Certificate of Amendment to the Restated Certificate of Incorporation (the “Certificate of Amendment”) amends the Prior Certificate, as amended, and has been duly adopted by the Corporation’s Board of Directors and stockholders in accordance with the provisions of Sections 141, 211 and 242 of the DGCL.

C. Article FIRST of the Prior Certificate, as amended, is hereby amended and restated to read as follows:

“FIRST: The name of the Corporation is F-star Therapeutics, Inc.”

D. The Certificate of Amendment so adopted reads in full as set forth above and is hereby incorporated by reference. All other provisions of the Prior Certificate, as amended, remain in full force and effect.

IN WITNESS WHEREOF, Spring Bank Pharmaceuticals, Inc. has caused this Certificate of Amendment to be signed by Eliot Forster, a duly authorized officer of the Corporation, on November 20, 2020.

SPRING BANK PHARMACEUTICALS, INC.

By:	/s/ Eliot Forster, Ph.D.
Name: Eliot Forster, Ph.D.
Title: President and Chief Executive Officer